CONSENT OF INDEPENDENT PETROLEUM ENGINEERS


As independent petroleum engineers, Williamson Petroleum Consultants, Inc. (Williamson) hereby consents to the use by Chesapeake Energy Corporation of our report entitled "Revised Report of the Evaluation of Oil and Gas Reserves to the Interests of Chesapeake Energy Corporation in Certain Properties in Oklahoma and Texas, Effective June 30, 1995, for Disclosure to the Securities and Exchange Commission, Williamson Project 5.8298" dated October 11, 1995 and to the references to our firm included in or made part of this Registration Statement on Form S-3 of Chesapeake Energy Corporation to be filed with the Securities and Exchange Commission on or about September 18, 1996.

                                WILLIAMSON PETROLEUM CONSULTANTS,
                                INC.

                                Williamson Petroleum Consultants,
                                Inc.


Houston, Texas
September 17, 1996